Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective as of August 27, 2012 (“Agreement”) by and between HANGER PROSTHETICS & ORTHOTICS, INC., a Delaware corporation (the “Company”), and VINIT ASAR (the “Executive”).

WHEREAS, the Executive and the Company executed an initial Employment Agreement in November 2008, which initial Employment Agreement was amended and superseded by that certain Amended and Restated Employment Agreement, by and between the Executive and the Company, dated January 1, 2012 (“Original Agreement”); and

WHEREAS, the parties hereto desire to amend the Original Agreement as set forth in this Agreement, with such amendments to be effective as of the date hereof.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth below, both parties agree as follows:

1.                                      Employment; Term.

The Company agrees to employ the Executive and the Executive accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on December 29, 2008 (the “Commencement Date”) and ending upon termination pursuant to Section 4 or Section 5 (the “Employment Period”).  The Executive represents and warrants that the Executive is not subject to any restrictive covenants (including, without limitation, covenants not to compete and covenants not to solicit) that would prevent the Executive from entering into this Agreement or providing services on the Company’s behalf. The Executive agrees not to use or disclose in the course of the Executive’s employment with the Company any confidential information or trade secrets of any other Person.

2.                                      Services.

During the Employment Period, the Executive agrees (i) to devote the Executive’s best efforts and full business time and attention to the business affairs of Hanger, Inc. (“Hanger”) and the Company and the performance of his duties and responsibilities hereunder (except for reasonable vacation periods subject to the reasonable approval of the Company or reasonable periods of illness or other incapacity); (ii) in connection with Executive’s recent election to and service as Chief Executive Officer of both Hanger and the Company, to render such services as the Board of Directors of Hanger (the “Board of Directors”) or the Company, as applicable, may from time to time direct; provided, however, that the Executive recognizes and agrees that, subject to Section 4.5(b), the Company or Hanger may change the Executive’s job description as set forth in this Section 2 as a result of a good faith restructuring of the Company’s or Hanger’s operations; (iii) that the Executive will not, except with the prior written consent of the Company or Hanger, become engaged in or render services for any business other than the business of the Company or Hanger; and (iv) that the Executive will follow the written policies and procedures of the Company and Hanger, as set forth by the Company and Hanger from time to time, as well as all applicable federal and state healthcare laws, rules and regulations.  The Executive shall faithfully and diligently perform the duties appropriate to the positions of Chief Executive Officer of both Hanger and the Company, which, in addition to those responsibilities assigned to him from time to time by the Board of Directors, shall include, among other things, responsibility for the overall performance of Hanger and all of Hanger’s subsidiaries.

3.                                      Salary, Incentive Bonus, Stock Options, Other Benefits.

In consideration for the valuable services to be rendered by the Executive and for the Executive’s agreement not to disclose or use Confidential Information of the Company as described in Section 6 and not to compete against the Company as described in Section 7, the Company hereby agrees as follows:

3.1                               Salary.  The Company will pay the Executive a minimum base salary at the rate of Five Hundred Eighty-Five Thousand Dollars ($585,000.00) per annum, effective May 21, 2012, payable in accordance with the standard payroll practices of the Company (the “Base Salary”).  The Executive shall be entitled to such increases in Base Salary during the Employment Period as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of Hanger, the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to Hanger.

3.2                               Bonus.

(a)                                 In addition to the Base Salary, the Executive shall participate in Hanger’s current bonus plan for senior corporate officers (the “Bonus Plan”), as approved by the Compensation Committee of the Board of Directors in each calendar year during the term of this Agreement.  As of the date of this Amended and Restated Employment Agreement, the Executive’s target bonus is one hundred percent (100%) of the Base Salary (the “Target Bonus”) and is contingent on the Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, and up to two hundred percent (200%) of the Base Salary (the “Maximum Bonus”) if the Executive exceeds certain performance criteria and Hanger exceeds certain year-end financial criteria all as determined in the reasonable discretion of the Board of Directors and its Compensation Committee.  The Executive shall be entitled to such increases in the “Target Bonus” and the “Maximum Bonus” during the term hereof as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of Hanger, the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to Hanger.  Notwithstanding the foregoing, in the event that the Executive, Hanger or the Company fail to attain their minimum respective criteria in any given year, the Board of Directors and its Compensation Committee may, in their reasonable discretion, decline to award any bonus to the Executive.

(b)                                 The bonus described in Section 3.2(a) shall be payable between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.  In the event that the Executive is employed for less than the full calendar year in the year in which his Termination Date occurs (“Termination Year”), the bonus payable to the Executive shall be subject to Sections 4 and 5 of this Agreement and calculated based on the Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, all as determined by the Compensation Committee of the Board of Directors, in its sole discretion.  Such bonus shall be pro-rated for the portion of the Termination Year during which the Executive was employed by the Company.  With respect to the bonus for the Termination Year, any bonus payable pursuant to this Section 3.2(b) shall be payable to the Executive between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.

3.3                               Stock Options & Restricted Stock.

(a)                                 In addition to the compensation described in Section 3.1 and Section 3.2 of this Agreement, the Executive may have the opportunity to receive options to purchase stock or restricted shares of stock of Hanger in a manner consistent with any stock option or restricted share plan adopted by Hanger. The determination as to the amount of stock, if any, to be purchased under such stock option or restricted share plan shall be subject to the sole discretion of the Board of Directors of Hanger or a committee thereof.

(b)                                 As an incentive for the Executive’s future performance in improving shareholder value, the Executive received a special, time-based grant of twenty-thousand (20,000) restricted shares of Hanger stock (“Special Grant”).  The grant date of the Special Grant was within fourteen (14) days after the Commencement Date.  The vesting schedule for the Special Grant conformed to the vesting schedule described in Section 3.3(c) of this Agreement and the Stock Agreement (as hereinafter defined).  In addition to the Special Grant, Hanger, within fourteen (14) days after the Commencement Date, granted to the Executive a minimum of twenty thousand (20,000) restricted shares of Hanger stock (“2008 Grant”), with thirteen thousand four hundred (13,400) of those shares being performance-based restricted shares and six thousand six hundred (6,600) of those shares being time-based restricted shares.  The Executive also received a grant of twenty thousand (20,000) additional restricted shares of Hanger stock (“Additional Grant”) on or before March 31, 2010.  As further incentive for the Executive’s future performance in improving shareholder value, the Executive shall receive, within fourteen (14) days after the execution of this Agreement, a grant of fifteen thousand (15,000) restricted shares of Hanger stock (“2012 Grant”), with eleven thousand two hundred fifty (11,250) of those shares being performance-based restricted shares and three thousand seven hundred fifty (3,750) of those shares being time-based restricted shares.  The Special Grant, 2008 Grant, Additional Grant and 2012 Grant are subject to such other terms and conditions as reasonably determined by Hanger’s Board of Directors or a committee thereof, consistent with the terms and conditions of the applicable stock incentive plan and restricted share grant agreement(s).

(c)                                  The options or restricted shares provided in Section 3.3(a) and Section 3.3(b) shall be or were evidenced by one or more stock option agreements or restricted share grant agreements (each, a “Stock Agreement”) between the Executive and Hanger, which Stock Agreement(s) shall or did provide for a vesting schedule of four (4) years, in equal parts, of the options or restricted shares granted thereunder.  Notwithstanding any provisions now or hereafter existing under any stock incentive plan of Hanger, all options or restricted shares granted to the Executive shall vest in full immediately upon the Termination Date except for termination of employment pursuant to Section 4.3 or Section 4.5(a) hereof, and the Executive

(or his estate or legal representative, if applicable) shall thereafter have twelve (12) months from such Termination Date to exercise such options, if applicable.

(d)                                 Notwithstanding any provisions now or hereafter existing under any stock option plan or restricted share plan of Hanger, in the event of a Change in Control (as hereinafter defined), all options or restricted shares provided to the Executive pursuant to Section 3.3(a) and Section 3.3(b) of this Agreement or any Stock Agreement shall be granted and shall immediately fully vest as of the date of such Change in Control with such options or restricted shares being valued at the closing price of Hanger’s common stock on the day prior to the day of the Change in Control.

(e)                                  For purposes of this Agreement, a “Change in Control” shall be deemed to exist if:

(i)                                     a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Executive or a group including the Executive), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of Hanger having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of Hanger having a right to vote in elections of directors; or

(ii)                                  Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(iii)                               Hanger disposes of all or substantially all of the business of Hanger to a party or parties other than a subsidiary or other affiliate of Hanger pursuant to a partial or complete liquidation of Hanger, sale of assets (including stock of a subsidiary of Hanger) or otherwise; or

(iv)                              the Board of Directors approves Hanger’s consolidation or merger with or into any other Person (other than a wholly-owned subsidiary of Hanger), or any other Person’s consolidation or merger with or into Hanger, which results in all or part of the outstanding shares of Stock being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

(f)                                   For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors who either was a member of the Board of Directors on the date hereof or who subsequently became a Director of Hanger and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

3.4                               Benefits.  The Executive also shall be entitled to (i) an automobile allowance in the amount of One Thousand Two Hundred Fifty Dollars ($1,250.00) per month and the provision of, or reimbursement for, parking of such automobile at the Company’s headquarters, (ii) five (5) weeks of vacation per year, and (iii) sick leave, medical and other benefits, including, without limitation, participation in the Company’s Supplemental Executive Retirement Program

(“SERP”) and appropriate directors and officers liability insurance (to the extent commercially reasonable for the Company to obtain such insurance), all of which are consistent with those received by other similarly-situated members of the Board of Directors and/or senior executives of Hanger and its subsidiaries as determined in the sole discretion of the Compensation Committee of the Board of Directors. With regard to the Company’s SERP, the Executive’s level of benefit shall be sixty-five percent (65%) of the Executive’s average base salary, as defined by the SERP plan.  The Executive shall receive life insurance in an amount equal to two (2) times the Executive’s Base Salary (in addition to the life insurance in an amount equal to one (1) times the Executive’s Base Salary provided by the Company as part of the Executive’s base benefit program), with the premiums for such policy to be paid by the Company, and the Executive shall also receive the option to participate in the Company’s supplemental life and accidental death and dismemberment policies, with the premiums for such policies to be paid by the Executive, all in accordance with the terms and conditions of such policies as generally applied by the Company.

3.5                               Determination of Cap or Payment.

(a)                                 Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement or arrangement with the Executive or plan of the Company or one of its subsidiaries or affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 3.5, result in the imposition on the Executive of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) reduced to 299.99% of the Executive’s “base amount” for purposes of Code Section 280G so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)                                 Within forty (40) days following a termination or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Company shall obtain, at its expense, the opinion (which need not be unqualified) of nationally recognized tax counsel (“Tax Counsel”) selected by the Compensation Committee of the Board of Directors, which sets forth (i) the “base amount” within the meaning of Code Section 280G; (ii) the aggregate present value of the payments in the nature of compensation to the Executive as prescribed in Code Section 280G(b)(2)(A)(ii); (iii) the amount and present value of any “excess parachute payment” within the meaning of Code Section 280G(b)(1); and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were delivered in full or (y) the Total Payments were reduced in accordance with Section 3.5(a).  Such opinion shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such opinion determines that clause (a)(ii) above applies, then the payments or benefits under this agreement or any other payment or benefit determined by Tax Counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order:  (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits to be received by the Executive (on the basis of the relative present value of the parachute payments).

(c)                                  For purposes of this Agreement, (i) the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4), and (ii) the Executive shall be deemed to pay federal income tax and employment taxes at the highest stated rate of federal income and employment taxation, and state and local income taxes at the highest stated rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination or notice described in Section 3.5(b) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)                                 If such Tax Counsel so requests in connection with the opinion required by this Section 3.5, the Company shall obtain, at its expense, and the Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to (1) the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Code Section 280G, or (2) the fair market value of any non-cash benefit.  Such firm shall be selected by the Compensation Committee of the Board of Directors.

(e)                                  This Section 3.5 shall be amended to comply with any amendment or successor provision to Code Sections 280G or 4999.  If such provisions are repealed without successor, then this Section 3.5 shall be cancelled without further effect.

4.                                      Termination of Employment.

4.1                               Death. The Executive’s employment shall be terminated by the Executive’s death.  In the event of the death of the Executive, the Company shall pay to the estate or other legal representative of the Executive the Base Salary (at the annual rate in effect) and vacation as accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided in this Agreement, the rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.2                               Disability.

(a)                                 “Disability” means, for purposes of this Agreement, that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(b)                                 If the Executive shall incur a Disability, the employment of the Executive shall be terminated.  In the event of such termination, the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided under this Agreement, the rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.3                               Due Cause.  The employment of the Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined).  In the event of such termination, the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and not theretofore paid to the Executive.  Except as otherwise provided under this Agreement, the rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.  For purposes hereof, “Due Cause” shall mean any of: (i) the repeated failure or refusal of the Executive to follow the lawful directives of the Board of Directors (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by the Executive, which, in the good faith judgment of the Board of Directors, materially injures the Company, including the repeated failure to follow the written policies and procedures of the Company, (iii) a material breach of this Agreement by the Executive after written notice and a reasonable opportunity to cure, or (iv) the commission by the Executive of a felony or other crime involving moral turpitude or an act of financial dishonesty against the Company.

4.4                               Termination by the Company Without Cause.

(a)                                 The Company may terminate the Executive’s employment at any time, for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 4.1 (Death); 4.2 (Disability); 4.3 (Due Cause); 4.5 (Voluntary Termination); or 4.6 (Retirement), the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

(b)                                 In addition to the payments described in Section 4.4(a), the Company shall pay to the Executive, on the date that is six (6) months and one day after the Termination date, a lump sum in an amount equal to twenty-four (24) months of the monthly Base Salary (at the annual rate in effect immediately prior to termination) and an additional bonus payment equal to two (2) times the Target Bonus for the Termination Year (collectively, the “Severance Payment”).  In addition, the Company shall for eighteen (18) months following the Termination Date, (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for similar, applicable benefits granted to the Executive in Section 3.4, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the twenty-four (24) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

In addition, for a period of twenty-four (24) months immediately following the Executive’s Termination Date, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Except as otherwise provided under this Agreement, the rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(c)                                  Notwithstanding Section 4.4(b), in the event that (i) the Executive is not a Specified Employee, then the Company shall pay to the Executive the Severance Payment within forty-five (45) days from the Termination Date and the six (6) month delay for reimbursements shall cease to apply, or (ii) the Executive is a Specified Employee and the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to Section 4.4(b) within forty-five (45) days following the Executive’s death.  If the Executive’s estate or legal representative fails to notify the Company of the death of the Executive such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Agreement and shall not be liable to the estate or legal representative for any losses, damages, or other claims resulting from such late payment.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to any payments under Section 4.4(b) unless the Executive has first duly and timely executed (and not revoked) a form of mutual agreement and general release acceptable to the Company releasing both the Company and the Executive from certain claims the other party may have in connection with the Executive’s employment with the Company and the termination thereof, to the extent permitted by law.

4.5                               Voluntary Termination.

(a)                                 The Executive may terminate his employment with the Company at any time and the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  In the event the Executive terminates the Executive’s employment under this Section 4.5, written notice of at least thirty (30) days shall be provided to the Company in accordance with the provisions of Section 9. Except as otherwise provided under this Agreement, the rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(b)                                 In the event that the Company, Hanger or the Board of Directors materially and negatively alters the scope of the Executive’s position, duties and/or title as described in Section 2 without the consent of the Executive, or the Executive experiences a material reduction of the Base Salary, Bonus Plan targets (as distinguished from the payments received thereunder) or other benefits as described in Section 3 of this Agreement (not including a material reduction that is comparable to a material reduction for all or substantially all of the Company’s and/or Hanger’s executive officers), the Executive may terminate his employment with the Company upon (i) thirty (30) days’ prior written notice to the Company describing in detail the material alteration or material reduction described above and (ii) the Company’s failure to cure such material alteration or material reduction within such thirty (30) day period.  If the Company does not permit the Executive to continue actively working during such notice period, the Executive shall be deemed to be on a bona fide leave of absence until the last day of such notice period.  In the event of a termination of the Executive’s employment under this Section 4.5(b), the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  In addition, the Company shall pay to the Executive on the date that is six (6) months and one day after the Termination Date the Severance Payment. In addition, the Company shall, for eighteen (18) months following the Termination Date, (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for similar, applicable benefits granted to the Executive in Section 3.4, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

In addition, for a period of twenty-four (24) months immediately following the Executive’s Termination Date, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Except as otherwise provided under this Agreement, the rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(c)                                  Notwithstanding Section 4.5(b), in the event that (i) the Executive is not a Specified Employee, then the Company shall pay to the Executive the Severance Payment within forty-five (45) days from the Termination Date and the six (6) month delay for reimbursement shall cease to apply, or (ii) the Executive is a Specified Employee and the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to Section 4.5(b) within forty-five (45) days following the Executive’s death.  If the Executive’s estate or legal representative fails to notify the Company of the death of the Executive such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Agreement and shall not be liable to the estate or legal representative for any losses, damages, or other claims resulting from such late payment.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, the Executive shall not be entitled to any payments under this Section 4.5 unless the Executive has first duly and timely executed (and not revoked) a form of mutual agreement and general release acceptable to the Company releasing both the Company and the Executive from certain claims the other party may have in connection with the Executive’s employment with the Company and the termination thereof, to the extent permitted by law.

4.6                               Retirement.

(a)                                 In the event of the Executive’s Retirement (as defined in Section 4.6(b)), the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the date of Retirement and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided under this Agreement, the rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(b)                                 “Retirement” shall mean the Executive’s voluntary termination of employment at or after age sixty-five (65), provided the Executive has given the Company written notice of the Executive’s intent to retire no less than one (1) year prior to the scheduled Termination Date and the Executive has, as of the scheduled Termination Date, been continuously employed with Hanger, including any of its direct or indirect subsidiaries, for a period of no less than ten (10) years.

5.                                      Change In Control and Termination Provisions.

If within a two (2) year period following any Change in Control there occurs:

(a)                                 any termination of the Executive (other than as set forth in Section 4.1 (Death), 4.2 (Disability), 4.3 (Due Cause), 4.5 (Voluntary Termination) or 4.6 (Retirement) of this Agreement);

(b)                                 a material diminution of the Executive’s responsibilities, as compared to the Executive’s responsibilities immediately prior to the Change in Control;

(c)                                  any reduction in the Base Salary or Bonus Plan targets (as distinguished from the payments received thereunder), as compared to such Base Salary or such targets as of the date immediately prior to the Change in Control;

(d)                                 any failure to provide the Executive with benefits: (1) at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company under the Company’s pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents or (2) granted to the Executive by this Agreement;

(e)                                  any relocation of the Executive’s principal site of employment to a location more than fifty (50) miles from the Executive’s principal place of employment as of the date immediately prior to the Change in Control; or

(f)                                   any material breach of this Agreement by the Company;

then, at the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of any of the foregoing events, the Executive may resign his employment with the Company (or, if involuntarily terminated, give notice of his intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company, and the Executive shall be entitled to receive the Base Salary (at the annual rate then in effect) and vacation accrued to the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  In addition, the Company shall pay to the Executive on the date that is six (6) months and one day after the Termination Date the Severance Payment.  In addition, the Company shall, for eighteen (18) months following the Termination Date, (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for similar, applicable benefits granted to the Executive in Section 3.4, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination.  Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

In addition, for a period of twenty-four (24) months immediately following the Executive’s Termination Date, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company.  Except as otherwise provided under this Agreement, the rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(g)                                  Notwithstanding the prior provisions of this Section 5, in the event that (i) the Executive is not a Specified Employee, then the Company shall pay to the Executive the Severance Payment within forty-five (45) days from the Termination Date and the six (6) month delay for reimbursements shall cease to apply, or (ii) the Executive is a Specified Employee and the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to this Section 5 within forty-five (45) days following the Executive’s death.  If the Executive’s estate or legal representative fails to notify the Company of the death of the Executive such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Agreement and shall not be liable to the estate or legal representative for any losses, damages, or other claims resulting from such late payment.

(h)                                 Notwithstanding anything contained in this Agreement to the contrary, the Executive shall not be entitled to any payments under this Section 5 unless the Executive has first duly and timely executed (and not revoked) the form of mutual agreement and general release acceptable to the Company releasing both the Company and the Executive from certain claims the other party may have in connection with the Executive’s employment with the Company and the termination thereof, to the extent permitted by law.

6.                                      Confidential Information.

6.1                               Unless the Executive secures the Company’s written consent, the Executive will not, for a period of twenty-four (24) months after the Termination Date, disclose, use, disseminate, lecture upon, or publish Confidential Information, whether or not such Confidential Information was developed by him.

6.2                               “Confidential Information” means information disclosed to the Executive or known by him as a result of his employment with the Company, not generally known in the industry, about the Company’s and/or Hanger’s (including any direct or indirect subsidiary of Hanger) services, products, or customers, including, but not limited to, clinical programs, procedures and protocols, research, operating manuals, business methods, financial strategic planning, client retention, customer and supplier lists, data processing, insurance plans, risk management, marketing, contracting, selling and employees.

7.                                      Non-Compete.

7.1                               In the event the Employment Period is terminated under Sections 4.3, 4.5, 4.6 or 5, then this Section 7 will apply to the Executive. In the event the Employment Period is otherwise terminated, such as pursuant to Section 4.4, then no part of this Section 7 will apply to the Executive.

7.2                               The Executive will not, during the Executive’s term of employment and for a period of twenty-four (24) months after the Termination Date, directly or indirectly (i) engage, whether as principal, agent, investor, representative, stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere within the continental United States that is competitive with the Business on the Termination Date, (ii) solicit or entice or endeavor to solicit or entice away from the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) any director, officer, employee, agent or consultant of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), either on his own account or for any Person, firm, corporation or other organization, regardless of whether the Person solicited would commit any breach of such Person’s contract of employment by reason of leaving the Company’s service; (iii) solicit or entice or endeavor to solicit or entice away any of the clients or customers of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) as of the Termination Date for the purpose of competing in the Business, either on his own account or for any other Person, firm, corporation or organization; (iv) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person who was a director, officer, or employee of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) at any time during the two (2) years preceding the Termination Date, unless such Person’s employment was terminated by the Company and/or Hanger (including any direct or indirect subsidiary of Hanger); or (v) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person who is or may be likely to be in possession of any Confidential Information.  The parties hereto agree that if, in any proceeding, the Court or other authority shall refuse to enforce covenants set forth in this Section 7, because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

7.3                               Since a material purpose of this Agreement is to protect the Company’s investment in the Executive and to secure the benefits of the Executive’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 6 or this Section 7 and that any such breach will cause the Company irreparable harm.  Therefore, in the event of a breach by the Executive of any of the provisions of Section 6 or this Section 7, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

7.4                               The Executive specifically authorizes and permits the Company to provide any Person with which the Executive serves (or may serve) as an employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise with a copy of this Agreement or a general description of some or all of the terms of this Agreement.

8.                                      Miscellaneous.

8.1                               Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

8.2                               This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8.3                               This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns.

8.4                               Assignment.

8.4.1                     By the Company and/or Hanger. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or Hanger to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  As used in this Section, the “Company” shall mean the Company and/or Hanger as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon and inure to the benefit of, the Company, as so defined.  The Company and the Executive agree that the Company may not assign this Agreement without the express, written consent of the Executive.

8.4.2                     By the Executive. The Executive may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors; provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.  The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive’s estate.

8.5                               All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of

Delaware.  All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of Section 6 or Section 7 of this Agreement.

8.6                               Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive.  Notwithstanding anything in this Agreement to the contrary, the Company shall unilaterally have the right to amend this Agreement to comply with Section 409A of the Code.

8.7                               This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

9.                                      Notices.

Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

c/o Hanger, Inc.
Suite 300
10910 Domain Drive
Austin, Texas 78758
Attention: Chairman of the Board of Directors

Attention: Lead Director

With a copy to:

Hanger, Inc.
Suite 300
10910 Domain Drive
Austin, Texas 78758
Attention: Vice President, Human Resources

If to the Executive:

Vinit Asar

108 Dawn River Cove

Austin, Texas 78732

10.                               Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

11.                               Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12.                               Definitions.

12.1                        “Business” shall mean any competitive business of any of the following: (a) fabricating, distributing, wholesaling or retailing of orthotics or prosthetics, or the operation of clinics to fit patients for orthotics or prosthetics; (b) the development and commercialization of devices that utilize neuromuscular electrical stimulation to provide voluntary movement and function to a neuromuscular impaired extremity; (c) the design, manufacture and sale of vending machines and/or automated cabinets for use in the distribution of orthotic and prosthetic products and/or the prosthetic and orthotic distribution system business whereby vending machines and/or automated cabinets containing prosthetic and orthotic products are placed in hospitals, doctors’ offices, physical therapists’ offices and/or other medical facilities; (d) orthotic and prosthetic network management, care and administration; (e) the business of providing rehabilitative products (cold therapy, continuous passive motion, or similar products) and services directly to patients; (f) integrated clinical programs for sub-acute and long-term care rehabilitation providers (including, without limitation, skilled nursing facilities, home health agencies, outpatient clinics and other rehabilitation providers), combining innovative medical technology with evidence-based clinical protocols and advanced therapist training; and/or (g) or any other related businesses in which the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) is engaged during and at the termination of the Employment Period.

12.2                        “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

12.3                        “Termination Date” shall mean (i) if the Executive’s employment is terminated by the Company for any reason whatsoever, other than death or Disability, the Executive’s last day of work; (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the effective date of the Disability, as the case may be; and (iii) if the Executive’s employment is terminated by the Executive, the expiration date of the applicable notice period that is required pursuant to this Agreement.  Notwithstanding the foregoing, no Termination Date shall be earlier than the date as of which the Executive has incurred a “separation from service” within the meaning of Internal Revenue Code (“Code”) Section 409A, as determined by applying the default rules thereof.

12.4                        The Executive will be a “Specified Employee” if the Executive is a key employee (as defined in Code Section 416(i) but without regard to Code Section 416(i)(5)) of the Company or an affiliate of the Company (within the meaning of Code Section 414(b) or (c)) any of the stock of which is publicly traded on an established securities market or otherwise, as determined at the time of the Executive’s “separation from service”.  The Executive is a key employee under Code Section 416(i) if the Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the twelve (12) month period ending on an identification date.  For purposes of determining whether the Executive is a key employee, compensation shall mean wages within the meaning of Code Section 3401(a) but determined without regard to any rules that limit the amount of remuneration included in wages based on the nature or location of the employment or services performed.  If the Executive is a key employee as of an identification date, the Executive is treated as a key employee for the twelve (12) month period beginning on the first day of the fourth month following the identification date.  The identification date for this Agreement shall be December 31 of each year, such that if the Executive satisfies the foregoing requirements for key employee status as of December 31 of a year, the Executive shall be treated as a key employee for the twelve (12) month period starting April 1 of the following calendar year.

If, in a transaction constituting a “change in control” of the Company, as determined by Code Section 409A, the Company is merged with or acquired by another entity, and immediately following such change in control of the Company the stock of either the Company or the acquirer or successor in such transaction is publicly traded on an established securities market or otherwise, then for the period between the date of such transaction and the next specified employee effective date of the acquirer or survivor, the acquirer or survivor shall combine the lists of the specified employees of each entity participating in the transaction and re-order the list to identify the top 50 key employees (as well as 1% and 5% owners that are considered key employees) in accordance with Treasury Regulation §1.409A-1(i)(6)(i)

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HANGER PROSTHETICS & ORTHOTICS, INC.

By:	/s/ Andrew C. Morton
Andrew C. Morton, Vice President - HR

/s/ Vinit Asar
Vinit Asar